EXHIBIT 3.2

Delaware

The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

     “MCAFEE, INC.”, A DELAWARE CORPORATION,

     WITH AND INTO “NETWORKS ASSOCIATES, INC. ” UNDER THE NAME OF “MCAFEE, INC. ”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE THIRTIETH DAY OF JUNE, A.D. 2004, AT 12:36 O’CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2306741 8100M	AUTHENTICATION : 3206259
040483244	DATE : 06 - 30 - 04

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:45 PM 06/30/2004
FILED 12:36 PM 06/30/2004
SRV 040483244 – 2306741 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

MCAFEE, INC.

INTO

NETWORKS ASSOCIATES, INC.

(Pursuant to Section 263 of the
Delaware General Corporation Law)

                    Networks Associates, Inc., a corporation organized and existing under the laws of Delaware (the “Company”), does hereby certify that:

          FIRST: The Company owns all of the outstanding shares of each class of of stock of McAfee, Inc., a Delaware corporation Incorporated on the 13th day of May. 2004, pursuant to the Delaware General Corporation Law.

          SECOND: The Company, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent pursuant to Section 141 of the Delaware General Corporation Law dated June 23, 2004, determined to and did merge into itself said McAfee, Inc., by the adoption thereof:

               RESOLVED that the Board hereby determines it to be in the best interests of the Company and its shareholders to merge into the Company its wholly-owned subsidiary McAfee, Inc. and in connection therewith change the Company’s name to “McAfee, Inc.”

               RESOLVED that the Company does hereby merge, into itself, its wholly owned subsidiary, McAfee, Inc., and assumes all of the obligations of McAfee, Inc.

               RESOLVED that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

               RESOLVED that upon effectiveness of said merger, the name of the Company shall be changed to McAfee, Inc. and Article First of the Second Restated Certificate of

Incorporation of the Company shall be amended to read as follows:

                    FIRST: The name of the Corporation is McAfee, Inc.”

               RESOLVED that except for the foregoing amendment to Article First, said Second Restated Certificate of Incorporation shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law.

               RESOLVED that the proper officers of the Company be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge McAfee, Inc. and to assume its obligations and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

             IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be signed by a duly authorized officer, this 29th day of June, 2004.

NETWORKS ASSOCIATES, INC.

By:	/s/ Kent H. Roberts

Kent H. Roberts, Executive Vice President and General Counsel

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